Exhibit 99.1

For Further Information:
Eloise L. Mackus, Interim CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION REGAINS COMPLIANCE WITH NASDAQ LISTING RULES

Fairlawn, Ohio – January 26, 2011 – Central Federal Corporation (Nasdaq: CFBK) announced that the Company received notice from The Nasdaq Stock Market today that it has regained compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Because the closing bid price for the Company’s common stock exceeded $1.00 per share for ten consecutive business days, the Company is in compliance with Rule 5550(a)(2) of Nasdaq’s Listing Rules, and no action is needed regarding requirements for continued listing.

Central Federal Corporation’s common stock continues to trade on Nasdaq under the symbol CFBK.

Eloise L. Mackus, Interim CEO, commented, “We recognize the value of the Company’s shares being traded on a national listing exchange, and we thank our stockholders for their support. While we were always confident we would be able to maintain public trading, we are pleased that our stock rebounded so quickly, an apparent reflection of confidence in the Company. ”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings and loan association formed in Ohio in 1892. CFBank has five locations, including four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and one residential mortgage loan origination office in Green, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.